QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ESCHELON TELECOM, INC.
(Exact Name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1843131 (IRS Employer Identification Number)

730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Richard A. Smith
Eschelon Telecom, Inc.
730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400
(Name, address, including zip code and telephone number,
including area code of agent for service)

Copies to:
Edwin M. Martin, Jr., Esq.
Nancy A. Spangler, Esq.
Piper Rudnick LLP
1200 19th Street, NW
Washington, DC 20036
(202) 861-3900

Securities to be registered pursuant to Section 12(b) of the Act:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 per share par value
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

        Information required by this Item is hereby incorporated by reference to the section titled "Business" of our Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission"), File No. 333-114437, on April 13, 2004 and as may be amended from time to time prior to the date it is declared effective (the "Form S-4 Registration Statement").

Item 2. Financial Information.

        Information required by this Item is hereby incorporated by reference to the sections titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in the Form S-4 Registration Statement.

Item 3. Properties.

        Information required by this Item is hereby incorporated by reference to the section titled "Properties" of the Form S-4 Registration Statement.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

        Information required by this Item is hereby incorporated by reference to the section titled "Principal Stockholders" of the Form S-4 Registration Statement.

Item 5. Directors and Executive Officers.

        Information required by this Item is hereby incorporated by reference to the section titled "Management" of the Form S-4 Registration Statement.

Item 6. Executive Compensation.

        Information required by this Item is hereby incorporated by reference to the section titled "Management" of the Form S-4 Registration Statement.

Item 7. Certain Relationships and Related Transactions.

        Information required by this Item is hereby incorporated by reference to the section titled "Related Party Transactions" of the Form S-4 Registration Statement.

Item 8. Legal Proceedings.

        Information required by this Item is hereby incorporated by reference to the section titled "Legal Proceedings" of the Form S-4 Registration Statement.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

        At December 31, 2003, our common stock was held of record by 150 holders. None of our outstanding shares of common stock are eligible for resale under Rule 144 of the Securities Act.

        We have never declared or paid dividends on our common stock, and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under

2

our outstanding 8 3/8% Senior Second Secured Notes due 2010 and may also be restricted in the future under other debt agreements.

        The additional information required by this Item is hereby incorporated by reference to the sections titled "Capitalization" and "Management" of the Form S-4 Registration Statement.

Item 10. Recent Sales of Unregistered Securities.

        We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), to issue the following securities:

          (A)  In June 2002, we completed a corporate restructuring, pursuant to which we restructured an existing credit agreement; reclassified each share of our outstanding common stock into 0.0010754995720 shares of common stock; converted all outstanding shares of our preferred stock into common stock at prescribed conversion prices; issued to 16 accredited investors 68,907,245 shares of our newly authorized Series A convertible preferred stock, resulting in proceeds of $35,000,000; issued 6,780,541 shares of our newly authorized Series A convertible preferred stock with a fair value of $3,444,000 to an accredited investor lender; and issued to two accredited investors 2,712,216 of our newly authorized Series A convertible preferred stock with a fair value of $1,378,000 in exchange for notes previously outstanding.

          (B)  In November and December 2002, we issued to 12 accredited investors 5,906,675 shares of Series A convertible preferred Stock, resulting in proceeds of $3,000,000.

          (C)  In February 2003, we granted 2,484,979 shares of restricted stock to certain directors and members of management. The fair value per share of this restricted stock was $0.05.

        We relied upon Rule 701 promulgated under the Securities Act, to issue the following securities:

          (A)  From January 2003 through March 2004, we issued to 850 participants under the Eschelon Telecom, Inc. Stock Option Plan of 2002 (the "2002 Plan") options to purchase an aggregate of 9,555,982 shares of common stock, at an exercise price of $0.05 per share. These options generally vest 20% upon the date of the initial grant and 20% per year over four years from the date of grant.

Item 11. Description of Registrant's Securities to be Registered.

        Our authorized capital stock consists of 160,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Series A convertible preferred stock, par value $0.01 per share.

        Holders of our common stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution will be subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. All shares of common stock issued and outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our Series A preferred stock and of any series of preferred stock that we may designate and issue in the future.

        A description of the terms of our Series A preferred stock is hereby incorporated by reference to Paragraph 6 of the notes to the financial statements included in the Form S-4 Registration Statement.

3

Item 12. Indemnification of Directors and Officers.

        Information required by this Item is hereby incorporated by reference to Item 20 of Part II of the Form S-4 Registration Statement.

Item 13. Financial Statements and Supplementary Data.

        Information required by this Item is hereby incorporated by reference to the sections titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in the Form S-4 Registration Statement.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

        None.

Item 15. Financial Statements and Exhibits.

  (a)
  Financial Statements. See Item 13 above.

  (b)
  Exhibits. The exhibits listed in the accompanying index to exhibits are incorporated by reference as a part of this registration statement.

4

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on April 26, 2004.

ESCHELON TELECOM, INC.
By	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Richard A. Smith, Geoffrey M. Boyd and J. Jeffrey Oxley and each of them, his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard A. Smith Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2004
/s/ Geoffrey M. Boyd Geoffrey M. Boyd	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2004
/s/ Clifford D. Williams Clifford D. Williams	Chairman of the Board	April 26, 2004
/s/ Marvin C. Moses Marvin C. Moses	Director	April 26, 2004
/s/ Peter M. Van Genderen Peter M. Van Genderen	Director	April 26, 2004
/s/ Mark E. Nunnelly Mark E. Nunnelly	Director	April 26, 2004
/s/ James P. TenBroek James P. TenBroek	Director	April 26, 2004
/s/ Ian K. Loring Ian K. Loring	Director	April 26, 2004
/s/ Anthony J. Cassara Anthony J. Cassara	Director	April 26, 2004

5

EXHIBIT INDEX

Exhibit Number	Description
3.1	Fifth Amended and Restated Certificate of Incorporation of Eschelon Telecom, Inc. filed on June 27, 2002.
3.2	By-Laws of Eschelon Telecom, Inc.
4.1	Fourth Amended and Restated Stockholders Agreement dated June 27, 2002.
4.2	Eschelon Telecom, Inc. 2002 Stock Incentive Plan.
4.3	Form of Incentive Stock Option Grant Agreement Under the Eschelon Telecom, Inc. 2002 Stock Incentive Plan.
4.4	Form of Nonstatutory Stock Option Grant Agreement Under the Eschelon Telecom, Inc. 2002 Stock Incentive Plan.
4.5	Form of Restricted Stock Grant Agreement Under the Eschelon Telecom, Inc. 2002 Stock Incentive Plan.
4.6*	Indenture dated March 17, 2004 by and among Eschelon Operating Company; Eschelon Telecom, Inc.; Eschelon Telecom of Minnesota, Inc.; Eschelon Telecom of Washington, Inc.; Eschelon Telecom of Colorado, Inc.; Eschelon Telecom of Nevada, Inc.; Eschelon Telecom of Utah, Inc.; Eschelon Telecom of Oregon, Inc.; Eschelon Telecom of Arizona, Inc.; and The Bank of New York Trust Company, N.A.
4.7*	Registration Rights Agreement dated March 17, 2004 by and among Jefferies & Company, Inc.; Wachovia Capital Markets LLC; Eschelon Operating Company; Eschelon Telecom, Inc.; Eschelon Telecom of Minnesota, Inc.; Eschelon Telecom of Washington, Inc.; Eschelon Telecom of Colorado, Inc.; Eschelon Telecom of Nevada, Inc.; Eschelon Telecom of Utah, Inc.; Eschelon Telecom of Oregon, Inc.; and Eschelon Telecom of Arizona, Inc.
4.8*	Security Agreement dated March 17, 2004 by and among Eschelon Operating Company; Eschelon Telecom, Inc.; Eschelon Telecom of Minnesota, Inc.; Eschelon Telecom of Washington, Inc.; Eschelon Telecom of Colorado, Inc.; Eschelon Telecom of Nevada, Inc.; Eschelon Telecom of Utah, Inc.; Eschelon Telecom of Oregon, Inc.; Eschelon Telecom of Arizona, Inc.; and The Bank of New York Trust Company, N.A. (as Collateral Agent).
4.9*	Trademark Security Agreement dated March 17, 2004 by and among Eschelon Operating Company; Eschelon Telecom, Inc.; and The Bank of New York Trust Company, N.A. (as Collateral Agent).
4.10*	Form of Initial 8?% Senior Second Secured Notes due 2010.
4.11*	Form of Guarantee of Initial 8?% Senior Second Secured Notes due 2010.
4.12*	Form of Exchange 8?% Senior Second Secured Notes due 2010.
4.13*	Form of Guarantee of Exchange 8?% Senior Second Secured Notes due 2010.
10.1	Change-in-Control Severance Pay and Employment Agreement dated November 22, 2002 by and between Eschelon Telecom, Inc. and Richard A. Smith.
10.2	Employment Offer Letter dated March 7, 2000 from Eschelon Telecom, Inc. to Geoffrey M. Boyd.
10.2.1	Severance Pay Letter Agreement dated November 14, 2002 by and between Eschelon Telecom, Inc. and Geoffrey M. Boyd.
10.3	Change-in-Control Severance Pay Agreement dated April 21, 1999 by and between Advanced Telecommunications, Inc. and David A. Kunde.
10.4	Employment Offer Letter dated July 19, 1999 from Eschelon Telecom, Inc. to Steven K. Wachter.
10.5	Stock Restriction Agreement dated February 7, 2003 between Eschelon Telecom, Inc. and Marvin C. Moses.
10.6	Stock Restriction Agreement dated February 7, 2003 between Eschelon Telecom, Inc. and Anthony J. Cassara.
10.7	Stock Restriction Agreement dated February 7, 2003 between Eschelon Telecom, Inc. and Peter M. Van Genderen.

10.8**	Carrier Global Services Agreement dated July 28, 2000 by and between MCI WorldCom Communications, Inc. and Eschelon Telecom, Inc.
10.8.1**	First Amendment dated June 20, 2001 to Carrier Global Services Agreement dated July 28, 2000 by and between MCI WorldCom Communications, Inc. and Eschelon Telecom, Inc.
10.8.2**	Second Amendment dated April 8, 2002 to Carrier Global Services Agreement dated July 28, 2000 by and between MCI WorldCom Communications, Inc. and Eschelon Telecom, Inc.
10.8.3**	Third Amendment dated April 1, 2003 to Carrier Global Services Agreement dated July 28, 2000 by and between MCI WorldCom Communications, Inc. and Eschelon Telecom, Inc.
10.8.4**	WorldCom Internet Dedicated Service Agreement and Service Order Form dated June 12, 2003.
10.8.5**	WorldCom Internet Dedicated Service Agreement and Service Order Form dated January 23, 2004.
10.8.6**	WorldCom Internet Dedicated T3 Price-Protected Agreement dated July 26, 2001.
10.8.7**	WorldCom Wholesale Dedicated Internet Pricing Sheet
10.9**	Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.1**	Amendment #1 dated November 10, 2000 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.2**	Amendment #2 dated January 2, 2001 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.3**	Amendment #3 dated June 25, 2001 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.4**	Amendment #4 dated July 17, 2001 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.5**	Amendment #5 dated April 25, 2002 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.6**	Amendment #6 dated July 12, 2002 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.9.7**	Amendment #7 dated March 26, 2004 to Carrier Service Agreement dated August 25, 2000 between Global Crossing Bandwidth, Inc. and Eschelon Telecom, Inc.
10.10	Advisory Agreement dated March 15, 2004 among Eschelon Telecom, Inc.; Bain Capital Investors, LLC; Wind Point Advisor, L.L.C.; and Stolberg, Meehan & Scano, L.L.C.
10.11	Lease of Office Space by and between St. Paul Properties, Inc. and Eschelon Telecom, Inc. dated as of November 18, 2003.
10.12	Lease Agreement by and between Timeshare Systems, Inc. and Advanced Telecommunications, Inc. dated March 3, 1999.
10.13	Lease For Storage dated July 30, 1996 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.1	First Amendment dated March 10, 1998 of Lease for Storage dated July 30, 1996 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.2	Second Amendment dated March 27, 1998 of Lease for Storage dated July 30, 1996 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.3	Third Amendment dated April 30, 1999 of Lease for Storage dated July 30, 1996 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.4	Fourth Amendment dated October 3, 2000 of Lease for Storage dated July 30, 1996 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.5	Lease For Storage dated March 6, 2000 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.
10.13.6	Lease For Storage dated July 11, 1999 by and between T.H.S. Northstar Associates Limited Partnership and Fishnet.com, Inc.

10.14	Lease Agreement by and between Duke Realty Limited Partnership and Cady Communications, Inc. dated May 21, 1999.
10.15	Lease Agreement between Seattle Telecom LLC and Advanced Telecommunications, Inc. dated December 20, 1999.
10.16	Office Lease by and between Parkside Salt Lake Corporation and Advanced Telecommunications, Inc. dated December 28, 1999.
10.17	Lease by and between Denver Place Associates Limited Partnership and Eschelon Telecom of Colorado, Inc. dated October 24, 2000.
10.18	Office Lease by and between SOFI-IV SIM Office Investors II, Limited Partnership and Advanced Telecommunications, Inc. dated December 19, 1999.
10.18.1	First Amendment dated March 17, 2003 to Lease by and between SOFI-IV SIM Office Investors II, Limited Partnership and Eschelon Telecom, Inc. dated December 19, 1999.
10.19	Lease by and between Alco Investment Company and Advanced Telecommunications, Inc. dated November 19, 1999.
11.1*	Statement regarding Computation of Per Share Earnings.
12.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Eschelon Telecom, Inc.
23.1	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page of Registration Statement).

*
Incorporated herein by reference to Eschelon Operating Company Registration Statement on Form S-4, No. 333-114437.

**
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 of the Exchange Act, filed on April 26, 2004.

QuickLinks

INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1. Business.
  Item 2. Financial Information.
  Item 3. Properties.
  Item 4. Security Ownership of Certain Beneficial Owners and Management.
  Item 5. Directors and Executive Officers.
  Item 6. Executive Compensation.
  Item 7. Certain Relationships and Related Transactions.
  Item 8. Legal Proceedings.
  Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.
  Item 10. Recent Sales of Unregistered Securities.
  Item 11. Description of Registrant's Securities to be Registered.
  Item 12. Indemnification of Directors and Officers.
  Item 13. Financial Statements and Supplementary Data.
  Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
  Item 15. Financial Statements and Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX